                                                                   Exhibit 12.1
                                                                   ------------
                                 ROMACORP, INC.

                STATEMENT OF RATIO OF EARNINGS TO FIXED CHARGES

                                                                      HISTORICAL                                 PRO FORMA
                                             --------------------------------------------------------------   -----------------
                                                                                                   THIRTEEN           THIRTEEN
                                                                                                     WEEKS     YEAR     WEEKS
                                                                YEAR ENDED                           ENDED     ENDED    ENDED
                                             ----------------------------------------------------------------------------------
                                                                                                    June 28,           June 28,
                                               1994       1995        1996(1)      1997      1998     1998      1998     1998
                                             ----------------------------------------------------------------------------------
                                                                           (DOLLARS IN THOUSANDS)
EARNINGS
     Net income before taxes                   494       2,894          896       5,493     6,480     2,225     (1,268)     348
     Capitalized interest                                                75         339       332        14        332       14
                                             ----------------------------------------------------------------------------------
       Subtotal                                494       2,894          971       5,832     6,812     2,239       (936)     362

FIXED CHARGES
     Interest charges                          454         335          876       1,550     2,412       663      9,860    2.465
     Capitalized interest                        -           -           75         339       332        14        332       14
     Interest factor of operating rents        807         858        1,003       1,137     1,293       326      1,293      326
                                             ----------------------------------------------------------------------------------
       Total fixed charges                   1,261       1,193        1,954       3,026     4,037     1,003     11,485    2,805

EARNINGS, AS ADJUSTED                        1,755       4,087        2,925       8,858    10,849     3,242     10,549    2,887

RATIO OF EARNINGS TO FIXED CHARGES           1.39x       3.43x        1.50x       2.93x     2.69x     3.23x      0.92x    1.13x

(1) Absent the $3.5 million charge recorded during fiscal 1996, the ratio of earnings to fixed charges would have been 3.3x.